                                                                                                                    EXHIBIT 12
                                                                                                                   Page 1 of 2

                         THE UNITED ILLUMINATING COMPANY

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)




                                                                               YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------------------------------------
                                                          1993           1994            1995            1996           1997
                                                          ----           ----            ----            ----           ----
EARNINGS
     Net income                                         $ 40,481       $ 46,795        $ 50,393        $ 39,096       $ 45,791
     Federal income taxes                                 22,342         34,551          41,951          35,252         30,186
     State income taxes                                    4,645          6,216          12,976           8,506          8,651
     Fixed charges                                        97,928         88,093          83,994          80,097         78,016
                                                        --------       --------        --------        --------       --------

     Earnings available for fixed charges               $165,396       $175,655        $189,314        $162,951       $162,644
                                                        ========       ========        ========        ========       ========

FIXED CHARGES
     Interest on long-term debt                         $ 80,030       $ 73,772        $ 63,431        $ 66,305       $ 63,063
     Other interest                                       12,260         10,301          16,723           9,534         10,881
     Interest on nuclear fuel burned                         928              -               -               -              -
     One third of rental charges                           4,710          4,020           3,840           4,258          4,072
                                                        --------       --------        --------        --------       --------

                                                        $ 97,928       $ 88,093        $ 83,994        $ 80,097       $ 78,016
                                                        ========       ========        ========        ========       ========

RATIO OF EARNINGS TO FIXED
   CHARGES                                                  1.69           1.99            2.25            2.03           2.08
                                                        ========       ========        ========        ========       ========



                                                                                                                    EXHIBIT 12
                                                                                                                   Page 2 of 2

                         THE UNITED ILLUMINATING COMPANY

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                 (IN THOUSANDS)



                                                                                YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------------------------------------
                                                               1993          1994           1995           1996         1997
                                                               ----          ----           ----           ----         ----
EARNINGS
     Net income                                              $ 40,481      $ 46,795       $ 50,393       $ 39,096     $ 45,791
     Federal income taxes                                      22,342        34,551         41,951         35,252       30,186
     State income taxes                                         4,645         6,216         12,976          8,506        8,651
     Fixed charges                                             97,928        88,093         83,994         80,097       78,016
                                                             --------      --------       --------       --------     --------

    Earnings available for combined fixed
       charges and preferred stock
       dividend requirements                                 $165,396      $175,655       $189,314       $162,951     $162,644
                                                             ========      ========       ========       ========     ========

FIXED CHARGES AND PREFERRED
  STOCK DIVIDEND REQUIREMENTS
     Interest on long-term debt                              $ 80,030      $ 73,772       $ 63,431       $ 66,305     $ 63,063
     Other interest                                            12,260        10,301         16,723          9,534       10,881
     Interest on nuclear fuel burned                              928             -              -              -            -
     One third of rental charges                                4,710         4,020          3,840          4,258        4,072
     Preferred stock dividend requirements (1)                  7,197         6,223          2,778            699          379
                                                             --------      --------       --------       --------     --------
                                                             $105,125      $ 94,316       $ 86,772       $ 80,796     $ 78,395
                                                             ========      ========       ========       ========     ========

RATIO OF EARNINGS TO FIXED
   CHARGES AND PREFERRED
   STOCK DIVIDEND REQUIREMENTS                                   1.57          1.86           2.18           2.02         2.07
                                                             ========      ========       ========       ========     ========


------------

(1) Preferred Stock Dividends increased to reflect the pre-tax earnings required to cover such dividend requirements.